HireQuest, Inc. Announces Acquisition of Assets of Snelling Staffing

Asset Purchase Adds 48 Locations in 24 States;
Expands Franchise Opportunity to Include Traditional Commercial Staffing

GOOSE CREEK, South Carolina – February 1, 2021 – HireQuest, Inc. (Nasdaq: HQI), a national franchisor of on-demand and temporary staffing services, today announced that its subsidiary, HQ Snelling Corporation, has entered into a definitive asset purchase agreement to acquire certain assets of Snelling Staffing (https://www.snelling.com) a 67-year-old staffing company headquartered in Richardson, Texas, for approximately $17.3 million before working capital adjustments. The assets include Snelling’s 48 locations which generated approximately $95 million in system-wide sales in 2020.

“This acquisition will significantly expand our scale and provide a new and compelling franchise opportunity in commercial staffing, complementing our existing direct dispatch model,” commented Rick Hermanns, HireQuest’s President and Chief Executive Officer. “For more than 60 years, the Snelling name has been synonymous with staffing excellence. HireQuest is excited to welcome the Snelling franchisees that have built the brand over the years, and we intend to maintain and advance this respected trade name going forward. We believe this acquisition will build on the strong foundation laid by both companies by allowing us not only to expand more fully into commercial staffing, but also to broaden our geographic reach to new states.”

“HireQuest is always looking to deploy its capital to its best use. Strategic acquisitions are a key component of our growth strategy. This acquisition will further diversify our business, broaden our national footprint, and allow us to realize even greater operational leverage. We expect this added scale and diversity of offerings to make us more attractive to national accounts, intrigue potential new franchisees, and grow our revenue base and corresponding earnings while maintaining historical margins.”

HireQuest has agreed to guarantee the payment and performance of HQ Snelling Corporation’s obligations pursuant to the purchase agreement. HireQuest will fund this acquisition with existing cash on hand and a modest draw on its existing line of credit. Completion of the transaction is subject to a number of closing conditions. Subject to such conditions, the transaction is expected to close February 28, 2021. During the interim, both HireQuest and Snelling offices are expected to remain open for business without interruption.

About HireQuest

HireQuest, Inc. is a nationwide franchisor that provides on demand labor solutions primarily in the light industrial and blue-collar segments of the staffing industry for HireQuest Direct and HireQuest franchised offices across the United States. Through its national network of approximately 136 franchisee-owned offices in 30 states and the District of Columbia, HireQuest provides employment for approximately 80,000 individuals annually that work for thousands of customers in numerous industries including construction, light industrial, manufacturing, hospitality, and event services. For more information, visit www.hirequest.com

Important Cautions Regarding Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including statements regarding the acquisition of certain assets of Snelling Staffing and the expected benefits from such transaction including the increased ability to attract franchisees or national accounts, increased earnings and revenue, maintenance of certain margins, and the effects of expanded scale. All statements other than statements of historical facts contained herein, including the statements identified in the preceding sentence and other statements regarding our future financial position and results of operations, liquidity, business strategy, and plans and objectives of management for future operations, are forward-looking statements. The words “expect,” “intend,” “anticipate,” “will,” “believe,” “may,” “estimate,” “continue,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” and similar expressions as they relate to the company or Snelling Staffing, are intended to identify forward-looking statements. We have based these forward-looking statements largely on management’s expectations and projections regarding future events and financial trends that we believe may affect our financial condition, operating performance, business strategy, and financial needs. These forward-looking statements involve a number of risks and uncertainties.

Important factors that could cause actual results to differ materially from these forward-looking statements include: the possibility that the asset acquisition will not close including without limitation, due to the failure to satisfy any closing conditions; the possibility that the anticipated benefits of the asset acquisition will not be realized or will not be realized within the expected time period; the risk that Snelling Staffing’s business may not be integrated successfully; the risk that disruption from the acquisition may make it more difficult to maintain existing business and operational relationships; and several other factors.

Further information on risks we face is detailed in our filings with the Securities and Exchange Commission, including our Form 10-K for the fiscal year ended December 31, 2019, our quarterly reports on Form 10-Q filed since that date, and will be contained in our SEC filings in connection with this acquisition. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. The Company undertakes no obligations to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may otherwise be required by law.

Company Contact:
HireQuest, Inc.
Cory Smith, CFO
(800) 835-6755
Email: Cssmith@hirequest.com

Investor Relations Contact:
Hayden IR
Brett Maas
(646) 536-7331
Email: brett@haydenir.com